Exhibit 99.1

CytoSorbents Provides Preliminary Third Quarter Business Update and Revised 2021 Product Revenue Guidance

Preliminary third quarter 2021 total revenue was $9.7 million, including product sales of $8.9 million. Preliminary core non-COVID-19 product sales increased 4% Y-Y to approximately $7.8 million.

MONMOUTH JUNCTION, N.J., October 12, 2021 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification via its proprietary polymer adsorption technology, announces preliminary third quarter financial results and revised second half and full year 2021 product revenue guidance, primarily reflecting pandemic-driven adverse market conditions in Germany.

Preliminary Third Quarter 2021 Financial Information

•	Total revenue, including product sales and grant income, for Q3 2021 was $9.7 million, down 8% compared to $10.5 million in Q3 2020.

•	Q3 2021 CytoSorb product sales were $8.9 million, down 13% compared to $10.2 million in Q3 2020.

•	Q3 2021 product sales in Germany are estimated to be $3.7 million, a decrease of $1.1 million or 24%, from product sales of $4.8 million in Germany in Q3 2020.

•	Core non-COVID-19 product sales for Q3 2021 were approximately $7.8 million, up 4% from approximately $7.5 million in Q3 2020.

•	Estimated product sales related to COVID-19 were $1.1 million in Q3 2021 versus approximately $2.7 million in Q3 2020.

•	The Company has a strong cash balance of $61.0 million at September 30, 2021 and no debt.

The third largest wave in new COVID-19 cases in Germany, driven by the Delta variant, accelerated through August and, after peaking in mid-September, has continued to date. This prompted many hospitals throughout Germany to reduce elective surgical procedures, to reserve ICU beds, and to either maintain or reinstitute restrictions such as visitation rights to non-essential visitors, in preparation of COVID-19 hospitalizations. However, unlike prior waves in Germany, the rates of severe COVID-19 illness requiring ICU care, and death have been disproportionately very low. This is being partly attributed to high rates of vaccinations that are associated with reduced severity of illness, reduced need for hospitalization, and risk of death.

These macro factors negatively impacted our critical care and cardiac surgery markets in Germany, resulting in lower-than-expected sales of CytoSorb during the third quarter. Specifically, there were:

•	Fewer critically ill COVID-19 patients on mechanical ventilation and ECMO, and fewer core non-COVID-19 patients undergoing elective surgeries with complications such as sepsis where CytoSorb is often used.

•	Increased hospital restrictions resulting in decreased access of sales representatives to hospitals and fewer sales meetings with physicians.

•	Continued reduced ICU capacity that impacted the numbers of ICU patients, compounded by staffing shortages as fatigued healthcare workers (particularly ICU nurses) left to pursue other opportunities, and as patient safety laws decreased the number of ICU patients a nurse is allowed to manage.

Quarterly results were further exacerbated by a greater-than-normal seasonal third quarter impact of European summer vacations.

A recent survey conducted by BVMed (Association of German Medtech Companies) of 110 Medtech companies in Germany published this month highlights that our experience is not unique. Based on the most cited reasons presented in the chart entitled, “Biggest Sales Hurdles in Germany in the Second Coronavirus Year,” 62% of Medtech companies cite postponed elective interventions, 59% cite declines in patient numbers in hospitals, and 55% cite reduced contact to customers and/or patients.

Dr. Christian Steiner, Executive Vice President of Sales and Marketing of CytoSorbents, stated, “At the time of our prior guidance in the first week of August, new COVID-19 infections from the Delta variant in Germany were still low. Following strong results from the first half of this year, we believed our core non-COVID-19 sales would continue to increase, encouraged that German hospitals were continuing to lift restrictions and elective surgeries were increasing. However, within the span of weeks, rates of new COVID-19 cases accelerated in Germany, and changed the macro business outlook significantly. The convergence of the multiple challenges outlined above during a traditionally seasonal third quarter unexpectedly amplified the negative aspects of the pandemic on our business. We believe many of these roadblocks are outside of our control, driven by the COVID-19 pandemic. And while it is difficult to predict how fast the business environment will improve, we are diligently working in the background to improve the things we can control, to position our business for a return to sales growth. Some examples include continuing to diversify our sources of revenue, maximizing existing clinical applications while launching new ones, executing on our clinical trial strategy, investing in and expanding our direct sales territories, and optimizing our sales force and access to physicians and hospitals.”

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “At the beginning of 2021, we highlighted that our challenge for the year was to replace COVID-19 revenue with core non-COVID-19 revenue. We predicted that as vaccinations rose, the rates of COVID-19 and usage of CytoSorb to treat COVID-19 would drop, but this would allow us to resume our core non-COVID-19 business. In the first half of 2021, we made good progress towards this goal, despite previously discussed challenges of this transition. As we begin the traditionally strong fourth quarter and busy winter season for ICU admissions, we believe these macro factors will likely take some time to resolve, particularly ICU capacity issues, hospital restrictions, and the direction and impact of the COVID-19 pandemic, hence our revised guidance for the remainder of 2021. We are fortunate to have a solid cash balance to weather the near-term uncertainty and are working to keep tight control of our expenses, while prioritizing generation of the next level of clinical data with seven Company-sponsored clinical studies, including four randomized controlled trials, expected to be active by the end of this year. Meanwhile, we plan to make the most of our opportunities in Germany, while diversifying and augmenting our efforts in new and existing direct sales countries and distributor/partner channels.”

Dr. Chan concluded, “Meanwhile, we remain laser-focused on our U.S. regulatory program for the removal of antithrombotic drugs, or blood thinners, during cardiothoracic surgery. We have already initiated our U.S. STAR-T pivotal randomized controlled trial (RCT) to remove ticagrelor during open heart surgery, and today have announced, that just two months after receiving FDA Breakthrough Device Designation for DrugSorb-ATR to remove apixaban (Eliquis®, Bristol-Myers Squibb/Pfizer), and rivaroxaban (Xarelto®, Janssen/Bayer) during urgent cardiothoracic surgery, the FDA has now fully approved the start of our STAR-D pivotal RCT to do the same. These accomplishments highlight the sense of urgency and priority we have placed on these programs. If both studies are successful, we believe they can be major catalysts for potential revenue growth as we seek FDA marketing approval for this approximately $1 billion total addressable U.S. market opportunity.”

Revised 2021 Product Revenue Guidance

The macro environment of the global COVID-19 pandemic continues to add uncertainty to the Company’s sales outlook, especially since we are unable to predict the course of the pandemic or predict what impact, if any, the COVID-19 pandemic may have on global sales for the remainder of the year.

We believe the revised guidance below is achievable, as in deriving the revised fourth quarter and full year product revenue outlook, we have assumed no improvement in the COVID-19 pandemic-related environment observed during the third quarter of 2021. In addition, we do not have full visibility into the potential impact of the recently released data from the REMOVE study, as full study results are not yet available. Though we believe that CytoSorb will continue to be used in selected infective endocarditis populations, we have included a potential negative impact to sales in our guidance. As a result, the Company now expects:

•	Q4 2021 product revenue similar to Q3 2021 product revenue of $8.9 million, suggesting approximately $17.8 million in second half product sales, down 17% from first half 2021 products sales, as compared to previous expectations of higher second half 2021 product sales compared to first half 2021 product sales.
•	Full year 2021 product revenue of at least $39.3 million, roughly flat compared to 2020 product revenue of $39.5 million. While difficult to predict, 2021 core non-COVID-19 product sales are expected to be approximately $33 to $34 million for the year versus $30.1 million in 2020.

Third Quarter 2021 Results Call Information

CytoSorbents will report third quarter 2021 operating and financial results after the market close on November 4, 2021. CytoSorbents’ management will host a live conference call and presentation webcast at 4:30 p.m. Eastern the same day.

Conference call details:

Date: Thursday, November 4, 2021

Time: 4:30 p.m. Eastern

Toll free: 1-877-521-4127

International: 1-212-231-2930

Conference ID: 21998483

Live presentation webcast: https://viavid.webcasts.com/starthere.jsp?ei=1505348&tp_key=fc4e9855a2

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

A simultaneous live webcast can be accessed via the following audio feed: https://viavid.webcasts.com/starthere.jsp?ei=1505348&tp_key=fc4e9855a2

An archived recording of the conference call will be available under the Investor Relations portion of the company’s website at https://cytosorbents.com/investor-relations/financial-results/

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in 68 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death. These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 152,000 CytoSorb devices have been delivered to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure. The DrugSorb-ATR™ Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, apixaban and rivaroxaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery. The Company is initiating two pivotal trials designed to support U.S. FDA marketing approval of DrugSorb-ATR. The first is the 120-patient, 20 center STAR-T (Safe and Timely Antithrombotic Removal of Ticagrelor) randomized, controlled trial evaluating the ability of intraoperative DrugSorb-ATR use to reduce perioperative bleeding risk in patients on ticagrelor undergoing cardiothoracic surgery. The second is the 120-patient, 25 center STAR-D (Safe and Timely Antithrombotic Removal of Direct Oral Anticoagulants) randomized, controlled trial, evaluating the intraoperative use of DrugSorb-ATR to reduce perioperative bleeding risk in patients undergoing cardiothoracic surgery on direct oral anticoagulants, including apixaban and rivaroxaban.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb-ATR™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles. The expected financial results discussed in this press release are preliminary, unaudited, and represent the most current information available to the Company’s management, as financial closing procedures for the quarter ended September 30, 2021 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the quarter ended September 30, 2021 and actual results may differ materially from these estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the quarter ended September 30, 2021 and the subsequent occurrence or identification of events prior to the formal issuance of the third quarter financial results.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, anticipated future results and performance, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:
Eric Kim

Rubenstein Public Relations
212-805-3052

ekim@rubensteinpr.com

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